Exhibit 4.115

Private & Confidential

Dated the 30th day of December 2014

KongZhong Corporation
(as Purchaser)

and

Foga Development Co. Ltd.
(as Vendor)

and

Jieguang Zhuang (莊捷廣)
(as Guarantor)

AGREEMENT
relating to the sale and purchase of approximately
7% of the issued share capital

in

FORGAME HOLDINGS LIMITED
(雲遊控股有限公司 )

THIS AGREEMENT is dated 30 December 2014 and is made

BETWEEN:

(1)	KongZhong Corporation, a company incorporated under the laws of the Cayman Islands and whose registered office is situated at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Purchaser”);

(2)	Foga Development Co. Ltd., a company incorporated under the laws of the British Virgin Islands and whose registered office is situated at Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the “Vendor”); and

(3)	Jieguang Zhuang (莊捷廣), (PRC Identity Card No. : 445122198110117055) at Room 804, Jinhai South Street No. 1, Tianhe District, Guangzhou, Guangdong Province, PRC (the “Guarantor”).

WHEREAS:

A.	Forgame Holdings Limited (雲遊控股有限公司) (“Target Company”, together with its subsidiaries the “Target Group”) is a company incorporated in the Cayman Islands with limited liability under the Companies Law and the issued Shares of which are listed on the Main Board (Stock code: 00484) and whose registered office is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, Cayman Islands.

B.	The Target Group is principally engaged in the development and the publishing of webgames in China.

C.	As at the date hereof, 127,054,229 Shares have been issued and fully paid up or credited as fully paid.

D.	As of the date hereof, the Vendor is the registered and beneficial owner of the Sale Shares, representing approximately 7% of the total issued share capital of Target Company as at the date of this Agreement.

E.	The Vendor has now agreed to sell and the Purchaser has now agreed to purchase the Sale Shares upon the terms and subject to the conditions set out in this Agreement.

BY WHICH IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

In this Agreement), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

“Agreement” means and includes this agreement (including the recitals, Schedules (if any) and Exhibits (if any)) as originally executed and such modification, amendment, addition or supplement from time to time to be agreed between the parties hereto;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open in Hong Kong to the general public for business;

“Companies Law” means the Companies Law of the Cayman Islands (as consolidated and amended from time to time);

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended from time to time;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Completion Date” means 23 January 2015 or such other date as the parties hereto may agree in writing or if Completion does not occur on such date due to the hoisting of Typhoon Signal No. 8 (or above) or Black Rainstorm Warning in Hong Kong, on the immediately following Business Day;

“Computershare” means Computershare Hong Kong Investor Services Limited, the Target Company’s Hong Kong branch share registrar;

“Conditions” means the conditions to Completion set out in Clause 4.1 and

"Condition" means any or a specific one of them;

“Consideration” means HK$124,506,200;

“Encumbrances” means any assignment, dealing, restriction, mortgage, charge, debenture, pledge, lien, title retention, option or right to acquire, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or dispositions or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect and any agreement or obligation to create or grant any of the aforesaid, whether or not granted for the purpose of security; “Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange;

“Main Board” means the main board of the Stock Exchange;

“PRC” means the People's Republic of China;

“Purchaser” bears the meaning as set forth in the recitals above;

“RSU Scheme” means the restricted share units scheme adopted by the Target Company on 1 September 2013;

“Sale Shares” means 8,893,300 ordinary shares in the issued share capital of Target Company, representing approximately 7% of the entire issued share capital of Target Company as at the date of this Agreement, registered in the name of, and beneficially owned by, the Vendor;

“SFC” means the Securities and Futures Commission of Hong Kong;

“Share Option Schemes” means (i) the pre-IPO share option scheme adopted by the Target Company on 31 October 2012 and (ii) the post-IPO share option scheme adopted by the Target Company on 1 September 2013;

“Shares” means the ordinary shares in the share capital of Target Company;

“Stamp Duty Office” means the Stamp Office of the Inland Revenue Department of Hong Kong;

"Stock Exchange" means The Stock Exchange of Hong Kong Limited;

“Target Company” bears the meaning set forth in the recitals above;

“Target Group” bears the meaning set forth in the recitals above;

“Warranties” means the representations, warranties and undertakings given by the Warrantors under this Agreement;

“Warrantors” means the Vendor and the Guarantor;

“HK$” means Hong Kong Dollars, the lawful currency of Hong Kong; and

“%” means per cent.

1.2	Headings and Contents

The headings and the tables of contents in this Agreement do not affect its interpretation.

1.3	Singular/Plural and Gender

Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing one gender include the other gender and the neuter.

1.4	Time

Any reference to time is a reference to the time in Hong Kong.

1.5	Clauses/Schedules

This Agreement includes its Schedules. Unless the context otherwise requires, any reference to a “Clause” or “Schedule” in this Agreement is a reference to a clause or a schedule to this Agreement and, unless otherwise indicated, a reference to a Clause includes all the sub Clauses of that Clause.

1.6	Statutory provisions and others

References to ordinance, statutes, statutory provisions, rules or regulations shall where the context so admits or requires be construed as references to those ordinance, statutes, statutory provisions, rules or regulations as respectively replaced, amended, consolidated, extended, or re-enacted or as their application is modified by other ordinance, statutes, statutory provisions, rules or regulations from time to time and for the time being in force, and shall include any subordinate legislation, rules or regulations made under such ordinance, statutes, statutory provisions, rules or regulations.

2.	SALE AND PURCHASE

2.1	Sale and Purchase of Sale Shares

On the terms and subject to the conditions set out in this Agreement, the Vendor shall sell and the Purchaser shall purchase the Sale Shares in each case with effect from the Completion Date free from all Encumbrances and with all rights attached or accrued at Completion or subsequently becoming attached or accrued to it, including the right to receive all dividends and other distributions declared prior to Completion and in respect of which the record date for such dividend or other distribution is on or after the Completion Date.

3.	CONSIDERATION

The aggregate consideration for the sale and purchase of the Sale Shares shall be the sum of HK$124,506,200 and shall be satisfied by the Purchaser at Completion immediately following compliance by the Vendor with all the provision in Clauses 5.2 and 5.2A by way of electronic transfer to a bank account nominated by the Vendor in immediately available funds in accordance with Clause 5.3(c).

4.	CONDITIONS PRECEDENT

4.1	Completion under this Agreement is subject to and conditional upon each of the following conditions being fulfilled or waived in accordance with Clause 4.5 on or before Completion:

(a)	the current listing and trading of the Shares on the Main Board not having been suspended (save for suspension of trading for a period of not more than 15 consecutive trading days or otherwise pending clearance of relevant Stock Exchange announcements pursuant to the Listing Rules), cancelled or withdrawn;

(b)	neither the Stock Exchange nor the SFC having indicated that the current listing and trading of the Shares on the Stock Exchange will be suspended (other than for reasons of clearance of relevant Stock Exchange announcements pursuant to the Listing Rules), cancelled or withdrawn before or after Completion or that it will object to the continued listing and trading of the Shares on the Stock Exchange, whether or not for reasons related to or arising from the transactions contemplated under this Agreement;

(c)	the representations, warranties and undertakings of the Warrantors as set out in Clause 7 given as at the date of this Agreement and repeated between the date of this Agreement and the Completion Date and on the Completion Date being true, accurate and not misleading in all material respects;

(d)	there shall not be any injunction, judgment, order, decree, administrative orders, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

(e)	there being no ongoing, pending or (to the knowledge of the Vendor) threatened third party legal proceedings in any courts or government organisations which shall prevent consummation of any of the transactions contemplated by this Agreement.

4.2	The Warrantors shall each use their reasonable endeavours to procure fulfillment of the Conditions as soon as possible and in any event before Completion.

4.3	If any Warrantor becomes aware of any matter, circumstance or thing that might prevent a Condition from being satisfied, he/it shall as soon as reasonably practicable inform the Purchaser in writing.

4.4	If any Condition has not been satisfied or waived in accordance with Clause 4.5 by 11:30 a.m. on the Completion Date, each party hereto may by notice in writing to the other party:

(a)	postpone Completion to a later date, being not more than ten (10) Business Days (or such later date as the Purchaser and the Vendor may mutually agree) in which event the provisions of this Agreement shall apply as if that other date is the Completion Date; or

(b)	terminate this Agreement in which event the provisions of Clause 9 shall apply.

4.5	The Purchaser may by notice to the Vendor waive, to such extent as it thinks fit, compliance with any of the Conditions in whole or in part on or before the Completion Date but without prejudice to any other right which it may have under this Agreement.

5.	COMPLETION

5.1	Completion

Completion shall occur at 16th Floor, Man Yee Building, 60 -68 Des Voeux Road Central, Central, Hong Kong at 11:30 a.m. on the Completion Date when the matters set out in Clauses 5.2 to 5.3 below shall be transacted, subject to the terms and conditions of this Agreement.

5.2	Upon Completion, the Vendor shall deliver or procure the delivery to the Purchaser and the Target Company or to its order of all the following:

(a)	copy, certified as true and complete by a director of the Vendor, of resolutions of the board of directors of the Vendor approving the execution of, and the performance by the Vendor of its obligations under, this Agreement and other documents necessary for the purpose of effecting the transactions contemplated hereunder; and

(b)	such other reasonable documents as may be required to give the Purchaser good title to the Sale Shares and to enable the Purchaser to become the registered owner thereof.

5.2A	Upon Completion, the Vendor shall deliver or procure the delivery to the Target Company all the following:

(a)	an instrument of transfer and a sold note in respect of the transfer of the Sale Shares duly executed by the registered holder thereof in favour of the Purchaser or its nominee; and

(b)	share certificate(s) covering such Sale Shares (there should be four share certificates covering approximately 2%, 2%, 2% and 1%, respectively, of the entire issued share capital of Target Company as at the date of this Agreement).

The Vendor shall deliver copies of the documents referred to in this Clause 5.2A to the Purchaser.

5.2B	Upon Completion, the Vendor shall procure the Target Company to, upon its receipt of the relevant documents as referred in Clauses 5.2, 5.2A, 5.3(a), 5.3(b) and 11.11 by the Target Company:

(a)	arrange for the stamping of the bought and sold notes and instrument of transfer and to provide proof of such documents being stamped to the Purchaser; and

(b)	arrange for the registration of the Purchaser as the registered holder of the Sale Shares and to provide proof of such registration to the Purchaser (including the issuance of share certificates to the Purchaser or its nominee).

5.3	Against compliance and fulfillment of all acts and the requirements set out in Clause 5.2 and 5.2A, the Purchaser shall:

(a)	deliver to the Target Company a bought note and the instrument of transfer in respect of the Sale Shares executed by it or, its nominee and copies of such documents to the Vendor;

(b)	deliver to the Vendor and the Target Company copies, certified as true and complete by a director of the Purchaser, of resolutions of the board of directors of the Purchaser approving the execution of, and the performance by the Purchaser of its obligations under, this Agreement and other documents necessary for the purpose of effecting the transactions contemplated hereunder;

(c)	pay the Consideration (less the Initial Estimation Amount (as defined below)) to the bank account nominated (such nomination being made no later than 9:00 a.m. on the fifth Business Day immediately prior to the Completion Date) and designated, in writing, by the Vendor, in immediately available funds.

The Vendor will pay all Hong Kong seller's ad valorem stamp duty and fixed duty on the instrument of transfer as may be payable in respect of the sale of the Sale Shares to the Purchaser and shall bear in equal shares with the Purchaser all charges, fees and expenses of Computershare including (without limitation) their fees and expenses in effecting the transfer of the Sale Shares and the issue of certificates therefor in board lots to the Purchaser (together, the “Vendor’s Expenses”), and the Purchaser is hereby authorised to deduct from the payments to be made by it to the Vendor pursuant to the immediately preceding paragraph an amount equals to HK$124,516.50 (the “Initial Estimation Amount”) (being the initial estimation of the amount of the Vendor's Expenses) for the purposes of paying on the Vendor's behalf such costs, charges, fees and expenses as are payable by the Vendor.

For avoidance of doubt, in the event that the Vendor’s Expenses turn out to be: (i) less than the Initial Estimation Amount, the Purchaser shall forthwith return such difference to the Vendor (or its nominee) or (ii) more than the Initial Estimation Amount, the Vendor shall forthwith (but in any event not later than the third Business Day upon the Vendor being notified to pay the difference) pay such difference to the Purchaser or its nominee.

5.4	In the event that the Vendor shall without reasonable ground acceptable to the Purchaser in its reasonable opinion fail to do any or all of the acts and matters required to be done by it under Clauses 5.2 and 5.2A, without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

(a)	defer Completion to a day not more than 14 days after the date fixed for Completion (and so that the provision of this Clasue 5 shall apply to Completion as so deferred);

(b)	elect to proceed to Completion so far as practicable but without prejudice to the Purchaser's right to the extent that the Vendor shall not have complied with its obligations hereunder (incluing the right to set another date for the Vendor to comply with those obligations which the Vendor has failed to comply with on the Completion Date); or

(c)	rescind this Agreement (but without prejudice to any right, claim and remedy of the Purchaser for any breaches, defaults, failures, non-compliances and non-performances of any terms and conditions of this Agreement on the part of the Vendor including but not limited to the breach of Clause 5 by the Vendor).

5.5	In the event that the Purchaser shall without reasonable ground acceptable to the Vendor in its reasonable opinion fail to do anything required to be done by it under Clause 5.3, without prejudice to any other right or remedy available to the Vendor, the Vendor may:

(a)	defer Completion to a day not more than 14 days after the date fixed for Completion (and so that the provision of this Clause 5 shall apply to Completion as so deferred);

(b)	elect to proceed to Completion so far as practicable but without prejudice to the Vendor’s right to the extent that the Purchaser shall not have complied with its obligations hereunder (incluing the right to set another date for the Purchaser to comply with those obligations which the Purchaser has failed to comply with on the Completion Date); or

(c)	rescind this Agreement (but without prejudice to any right, claim and remedy of the Vendor for any breaches, defaults, failures, non-compliances and non-performances of any terms and conditions of this Agreement on the part of the Purchaser including but not limited to the breach of Clause 5 by the Purchaser).

6.	CONDUCT OF BUSINESS PENDING COMPLETION

The Warrantors jointly and severally undertake that they shall pending Completion take all steps necessary to ensure that except as required by this Agreement or by any applicable law or in the ordinary and usual course of business of the Target Company, the Target Company shall not carry out any of the following actions and no resolution of the board of directors of Target Company or of its general meeting shall be passed to carry out the same unless the written consent of the Purchaser is obtained:

(a)	the alteration of the rights attached to any of the Sale Shares; and

(b)	doing, allowing or procuring any act or omission on or before Completion which will constitute a material breach of any of the Warranties.

The Vendor will, and will procure the Target Company to, comply with any requirements of the Stock Exchange regarding the proposed sale of the Sale Shares.

7.	WARRANTIES AND UNDERTAKINGS BY THE WARRANTORS

7.1	Warranties

The Warrantors hereby jointly and severally represent, warrant and undertake to and with the Purchaser that the Warranties are now and will be true, accurate and not misleading in all material respects as at the date of this Agreement and at all times up to and including the Completion Date. The Warrantors acknowledge that the Purchaser, in entering into this Agreement is relying on the Warranties and the covenants and undertakings given by the Warrantors hereunder.

7.2	Each of the Warranties are without prejudice to any other Warranties and, except herein expressly or otherwise stated, no provision in any Warranty shall govern or limit the extent or application of any other provision in any warranty.

7.3	The Warrantors hereby jointly and severally represent, warrant and undertake to the Purchaser that:

(a)	the Vendor has been duly established, is validly existing under the laws of the British Virgin Islands, is of good standing and is able to pay its debts as they fall due;

(b)	the Vendor is the registered and beneficial owner of the Sale Shares and is entitled to sell and transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser or its nominee free from Encumbrances with effect from the Completion Date and with all rights attached or accrued at Completion or subsequently becoming attached or accrued to it;

(c)	no order has been made or petition presented or resolution passed for the winding up of the Vendor and no distress, execution or other process has been levied on any of its assets. The Vendor is not insolvent nor unable to pay its debts, no receiver or manager has been appointed by any person of its business or assets or any part thereof, no power to make any such appointment has arisen, the Vendor has taken no steps to enter liquidation and, so far as the Warrantors are aware, there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Vendor;

(d)	no order has been made or petition presented for the bankruptcy of the Guarantor and no distress, execution or other process has been levied on any of the Guarantor’s assets. The Guarantor is not insolvent nor unable to pay his debts; the Guarantor has taken no steps to declare bankruptcy and, so far as the Guarantor is aware, there are no grounds on which a petition or application could be based for the bankruptcy of the Guarantor;

(e)	the Sale Shares represent approximately 7% of all of the issued ordinary shares in the capital of Target Company as at the date of this Agreement;

(f)	there are no Encumbrances and there is no agreement or commitment to give or create any Encumbrance on, over or affecting any of the Sale Shares;

(g)	no person has any right to alter or require any alteration to the share or loan capital of Target Company except (i) disclosed by the Target Company in the public domain prior to the date of this Agreement and (ii) pursuant to the Share Option Schemes and/or the RSU Scheme;

(h)	there is no liability attaching to the Sale Shares and the Sale Shares are not subject to any claim, demand, dispute, action, suit, investigation or legal or analogous proceedings;

(i)	the Sale Shares have been properly and validly issued and are fully paid up and rank pari passu in all respects with the other issued Shares and at Completion, it will be entitled to and will sell and transfer, or procure the sale and transfer of, the full legal and beneficial ownership in the Sale Shares free from all Encumbrances at the date of this Agreement;

(j)	all necessary approvals, consents, authorisations and licenses required to be obtained by the Vendor and the Guarantor in relation to the execution and performance of this Agreement (if any) have been obtained;

(k)	the Vendor and the Guarantor have full power and authority and the legal capacity to enter into and perform its obligations under this Agreement and each document to be delivered by it at Completion, when executed, will constitute legal and binding obligations enforceable in accordance with its terms;

(l)	the Vendor's and the Guarantor's execution, delivery and performance of this Agreement does not and shall not violate in any respect any provision of:

(i)	any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong and any other jurisdiction to which it is subject; or

(ii)	the laws and documents incorporating and constituting it; and/or

(iii)	any agreement or other undertaking to which it is a party or which is binding upon it or any of its assets, and does not and shall not result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or other undertaking.

(m)	the Vendor will be responsible for any fixed and ad valorem stamp duty payable by the seller and will indemnify the Purchaser against any liability, claim, cost, charge or expense in respect thereof or in connection therewith; and

(n)	the information contained in the Recitals is true and accurate.

7.4	The Warranties shall be deemed to be repeated by the Warrantors between the date of this Agreement up to and at the Completion Date with reference to the facts then subsisting and shall remain in full force and effect notwithstanding Completion and the transfer of the Sale Shares to the Purchaser.

7.5	The Warrantors agree that each of the Warranties shall be separate and independent to the intent that the Purchaser shall have a separate claim and right of action in respect of any breach thereof.

7.6	The Warrantors hereby undertake to indemnify and keep the Purchaser fully indemnified in readily available cash against all losses, claims, and liabilities suffered by the Purchaser as a result of or in connection with any breach of any of the Warranties including, but not limited to any costs and expenses (including without limitation reasonable legal costs and expenses) incurred as a result of such breach. This indemnity shall be without prejudice to any other rights and remedies of the Purchaser in relation to any breach of any of the Warranties or any other parts of this Agreement, and all other rights and remedies are expressly reserved to the Purchaser.

7.7	The Warranties shall survive Completion and the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by the Purchaser rescinding, or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter whatsoever, except by way of a specific and duly authorised written waiver or release of the Purchaser and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

7.8	The Purchaser shall be entitled to take action after Completion in respect of any breach or non-fulfillment of any of the Warranties and Completion shall not in any way constitute a waiver of any right of the Purchaser.

7.9	The Warrantors hereby jointly and severally undertake in relation to any Warranties which refer to the knowledge, information or belief of the Warrantors that they have made reasonable enquiry into the subject matter of that Warranty and that it does not have the knowledge, information or belief that the subject matter of that Warranty may not be correct, complete or accurate.

7.10	The Warrantors shall as soon as reasonably practicable inform the Purchaser in writing of any fact, matter, event or circumstance which renders any of the Warranties untrue, inaccurate or misleading or will give rise to a material breach of any of the Warranties.

8.	GUARANTEE BY THE GUARANTOR

8.1	In consideration of the Purchaser agreeing to enter into this Agreement, the Guarantor hereby unconditionally and irrevocably as primary obligor guarantees to the Purchaser the due and punctual performance by the Vendor of all its obligations under this Agreement and undertakes to indemnify and keep indemnified the Purchaser against all losses, damages, costs and expenses of whatsoever nature which may be suffered or incurred by it by reason of any default on the part of the Vendor in the due and punctual performance of the said obligations.

8.2	Subject to Clause 8.3, the Guarantor shall not be discharged or released from its undertakings under this Clause by any arrangement made between the other parties or by any alteration in the obligations on the part of the Vendor or any of it under this Agreement or by time or other indulgence granted by the Purchaser.

8.3	This guarantee and undertaking shall remain in force (regardless of any change in shareholding or control of the Vendor or any of it) for so long as the Vendor has any liability or obligation under this Agreement.

8A.	LOCK-UP

The Purchaser agrees that it will not (i) sell or dispose of (or create any agreement to sell or dispose of) the Sale Shares or (ii) pledge or create any Encumbrance (or create any agreement to pledge or create any Encumbrance) on the Sale Shares, for a period of six months commencing from the date of Completion.

9.	TERMINATION

If this Agreement is terminated pursuant to Clause 4.4(b) or Clauses 5.4 and 5.5, all rights and obligations of the parties hereto shall cease immediately upon termination except that:

(a)	termination shall not affect the then accrued rights and obligations of the parties hereto unless otherwise specified herein; and

(b)	termination shall be without prejudice to the continued application of Clauses 1, 9, 10 and 11 which shall remain in full force and effect.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	Subject to the provisions of Clause 10.2, any applicable statutory or regulatory rules or otherwise as may be required by any court, relevant stock exchange, government or any other regulatory body with competent jurisdiction, each party hereto shall at all times keep confidential and not directly or indirectly disclose or make use of any information in its possession relating to any other party, or make any public announcement in relation to the transactions the terms of which are set out in this Agreement or the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto (together the “Information”) without the prior consent of the other (which consent shall not be unreasonably withheld or delayed).

10.2	The restrictions contained in Clause 10.1 shall not apply:

(a)	to prevent any party from making any disclosure to such of the directors, officers or employees of and any financial, legal or other professional advisers, lenders or auditors engaged by the Vendor, the Purchaser, the shareholders of the Vendor and the Purchaser and/or their respective holding companies or subsidiaries (having the meanings ascribed to them under the Companies Ordinance) who are involved in or have been engaged in connection with the transactions contemplated under this Agreement (together the “Authorised Persons”), in each case only where such Authorised Persons shall comply with or are subject to similar non-disclosure obligations;

(b)	if and to the extent that disclosure is required for the purpose of any judicial, arbitration or similar proceedings, or at the request of a relevant stock exchange, government or any other regulatory body with competent jurisdiction, ; or

(c)	in respect of any Information which is or becomes generally available to the public otherwise than by a breach of Clause 10.1 by any of the parties; or

(d)	to any Information which is already in the possession of the receiving party at the time of disclosure, otherwise than due to a breach of any obligations of confidentiality on the disclosing party; or

(e)	to any public announcement or press release made by the Target Company pursuant to the rules of any relevant stock exchange or regulatory body with competent jurisdiction, provided that the Vendor had consulted the Purchaser on the contents of such press release or public announcement, insofar as such consultation is reasonably practicable and permitted by relevant laws and regulations; or

(f)	to any public announcement or press release made by the Purchaser pursuant to the rules of any relevant stock exchange or regulatory body with competent jurisdiction, provided that the Purchaser had consulted the Vendor and the Target Company on the contents of such press release or public announcement, insofar as such consultation is reasonably practicable and permitted by relevant laws and regulations.

11.	GENERAL PROVISIONS

11.1	Entire Agreement

This Agreement contains the entire agreement between the parties hereto as to their subject matter and supersede any previous agreements (whether written or oral) between the parties relating to their subject matter.

11.2	Remedies Cumulative

The rights of the parties hereto under this Agreement are cumulative and do not exclude or restrict any other rights (except as otherwise provided in the Agreement).

11.3	No Waiver

No failure or delay by a party hereto to exercise (in whole or in part) any right under this Agreement or otherwise will operate as a waiver of that right or any other right nor will any single or partial exercise of any such right preclude any other or further exercise of that right or the exercise of any other right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed. No consent or approval to be given pursuant to this Agreement shall be effective unless it is in writing and signed by the relevant party giving such approval or consent.

11.4	Time of the Essence

Time is of the essence of this Agreement as regards any time, date or period specified for the performance of an obligation and as to any dates and periods which may, by agreement in writing between the parties hereto, be substituted therefor.

11.5	Severance

If any provision of this Agreement is not or ceases to be legal, valid, binding and enforceable under the law of any jurisdiction, neither the legality, validity, binding effect or enforceability of the remaining provisions under that law nor the legality, validity, binding effect or enforceability of that provision under the law of any other jurisdiction will be affected.

11.6	Amendments

No amendment to this Agreement will be effective unless in writing and executed by all the parties hereto.

11.7	Further Assurance

The Vendor shall execute, do and perform or procure to be executed, done and performed by other necessary parties all such further acts, agreements, assignments, assurances, deeds and documents as the Purchaser may reasonably require to vest effectively the legal and beneficial ownership of the Sale Shares in the Purchaser.

11.8	Counterparts

This Agreement may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which is an original but, together, they constitute one and the same agreement.

11.9	Successors and Personal Representatives

This Agreement is binding on the successors and permitted assigns of each party.

11.10	Assignment

The rights or obligations of a party under this Agreement are incapable of assignment except with the prior written consent of all the other party to this Agreement.

11.11	Expenses

Each party hereto is responsible for its own legal and other expenses incurred in the negotiation, preparation and completion of this Agreement. Stamp duty in connection with the transactions contemplated in this Agreement (including the transfer of the Sale Shares) shall be borne as to 50% by the Vendor on the one part and the remaining 50% of the stamp duty shall be borne by the Purchaser on the other part. All charges, fees and expenses of Computershare including (without limitation) their fees and expenses in effecting the transfer of the Sale Shares and the issue of certificates therefor in board lots to the Purchaser shall be borne as to 50% by the Vendor on the one part and the remaining 50% shall be borne by the Purchaser on the other part.

The Vendor and the Purchaser shall cooperate with the Target Company to provide such information as is requested by the Stamp Duty Office and/or Computershare, and the Vendor shall procure the Target Company to submit the relevant bought and sold notes and instrument of transfer for adjudication by the Stamp Duty Office.

Subject to Clause 5.3(c), after the Target Company has received the relevant stamping request from the Stamp Duty Office (and the Vendor shall procure the Target Company to notify the Purchaser of the same as soon as reasonably practicable), the Purchaser shall remit payment in immediately available funds to the bank account nominated by the Target Company in the aggregate amount specified in such stamping request within five Business Days after such nomination, to enable the Target Company to arrange for the stamping of the relevant bought and sold notes and instrument of transfer.

Subject to Clause 5.3(c), after the Target Company has received the amount of charges, fees and expenses from Computershare (and the Vendor shall procure the Target Company to notify the Purchaser of the same as soon as reasonably practicable), the Purchaser shall remit payment in immediately available funds to the bank account nominated by the Target Company in an amount equals to the amount of such charges, fees and expenses within five Business Days after such nomination, to enable the Target Company to arrange for the registration of the Purchaser as the registered holder of the Sale Shares (including the issuance of share certificates to the Purchaser or its nominee).

11.12	Notices

All notices, requests, demands, claims or communication under this Agreement must be in writing and may, without prejudice to any other form of delivery, be delivered personally or sent by post or transmitted by fax to the address set out below or at such other address or fax number as the addressee may by three (3) Business Days’ prior notice have notified to the other party in writing:

To the Purchaser:

Address:	35F, Tengda Tower, No. 168 Xiwai Street, Haidian District, Beijing, PRC

Facsimile:	(+86) 10 6810 9402

Attention:	Fan Tai / Zhu Jiang Hua

To the Vendor:

Address:	Floor 33A, Fu Li Ying Long Plaza, No.76 West Huangpu Road, Tianhe District, Guangzhou, 510623, the People’s Republic of China

Facsimile:	(+852) 3796 2600

Attention:	Mr. ZHUANG Jieguang

To the Guarantor:

Address:	Floor 33A, Fu Li Ying Long Plaza, No.76 West Huangpu Road, Tianhe District, Guangzhou, 510623, the People’s Republic of China

Facsimile:	(+852) 3796 2600

Attention:	Mr. ZHUANG Jieguang

Any notice or communication so addressed to the relevant party shall be deemed to have been delivered: (a) if given or made by personal delivery, when actually delivered to the relevant address; (b) if sent by post, on the second (2nd) Business Day after the date of posting, if local, or on the seventh (7th) Business Day after the date of posting, if outside of Hong Kong; and (c) if given or made by facsimile, when despatched subject to machine-printed confirmation of receipt being received by the sender.

In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

11.13	Governing Law and Jurisdiction

This Agreement is governed by and will be construed in accordance with Hong Kong law.

The parties hereto submit to the non-exclusive jurisdiction of the Hong Kong courts and each party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

11.14	Process Agent

The Vendor hereby appoints Forgame Holdings Limited of 16th Floor, Man Yee Building, 60 - 68 Des Voeux Road Central, Central, Hong Kong Hong Kong as its agent to receive, for itself and on its behalf, service of process in any proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Vendor). If for any such reason the process agent ceases to be able to act as such or no longer has an address in Hong Kong, the Vendor irrevocably agrees to appoint a substitute process agent acceptable to the Purchaser, and to deliver to the Purchaser a copy of the new agent’s acceptance of appointment, within 10 days of such acceptance. The appointment of the substitute process agent shall not become effective for the purpose of this Clause 11.14 until the Purchaser receives a copy of the new agent’s acceptance of appointment.

The Purchaser hereby appoints Forgame Holdings Limited of 16th Floor, Man Yee Building, 60 - 68 Des Voeux Road Central, Central, Hong Kong Hong Kong as its agent to receive, for itself and on its behalf, service of process in any proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Purchaser). If for any such reason the process agent ceases to be able to act as such or no longer has an address in Hong Kong, the Purchaser irrevocably agrees to appoint a substitute process agent acceptable to the Vendor, and to deliver to the Vendor a copy of the new agent’s acceptance of appointment, within 10 days of such acceptance. The appointment of the substitute process agent shall not become effective for the purpose of this Clause 11.14 until the Vendor receives a copy of the new agent’s acceptance of appointment.

AS WITNESS this Agreement has been signed and executed by the duly authorised representatives of the parties the date first above written.

/s/ Leilei Wang

SIGNED by Wang Leilei		)
for and on behalf of		)
KongZhong Corporation		)
in the presence of:-)
)

Name:
Title:
/s/ Jieguang ZHUANG
SIGNED by Jieguang ZHUANG		)
for and on behalf of		)
Foga Development Co. Ltd.		)
in the presence of:-	/s/ Xiaoping SHEN	) )

Name: Fiona Shen
Title: Assistant to CFO

SIGNED, SEALED AND DELIVERED by			/s/ Jieguang ZHUANG
Jieguang ZHUANG		)
in the presence of:-	/s/ Xiaoping SHEN	) )

Name: Fiona Shen
Title: Assistant to CFO.